                                                                 EXHIBIT 99

NEWS RELEASE
ATC Technology Corporation	For Immediate Release
Announces Selection of Edward Stewart as Non-Executive
Chairman of the Board of Directors	For more information:
Mary Ryan
630.663.8283
maryan@corpatc.com

Downers Grove, Illinois, Wednesday, April 1, 2009 – ATC Technology Corporation (ATC) (NASDAQ:ATAC-GS), today announced that its Board of Directors has selected Edward Stewart as its non-executive Chairman effective as of the Company’s Annual Meeting on June 3, 2009, assuming his reelection to the Board by shareholders.

Ed has been a member of the Board of Directors since December 2004 and the Lead Director since January 1, 2009. He also currently serves on the Audit Committee. He will succeed Don Johnson, who has been Chairman since June 2005, when Don retires on June 3, 2009.

Todd Peters, President and CEO said, “I am pleased that Ed has agreed to assume the role of Chairman of ATC’s Board of Directors in what has been planned as an orderly transition of leadership. He brings to the position a wealth of experience garnered during his 37-year career with General Electric at the most senior levels of management and finance. He will be the first independent director to serve in this pivotal role. I look forward to working closely with Ed and the rest of the Board in setting the direction for ATC. I am grateful to Don for his leadership over the past five years as Chairman and CEO.”

ATC Technology Corporation is headquartered in Downers Grove, Illinois. The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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